                                                                   EXHIBIT 99.1

February 22, 1999

Contact:
Jim McCluskey
(800) 633-0960
or
Frank Sommerfield Communications, Inc.
(212) 255-8386

SPECTRANETICS CONSIDERS ALTERNATIVES FOR INDUSTRIAL SUBSIDIARY

Colorado Springs, Colo. -February 22, 1999 -- The Spectranetics Corporation (NASDAQ:SPNC), developer, manufacturer and marketer of technologies for interventional cardiovascular therapy, announced today that it is contemplating strategic alternatives for its wholly-owned industrial subsidiary, Polymicro Technologies, Inc. Polymicro, located in Phoenix, Arizona, manufactures drawn silica glass products for industrial, aerospace and medical uses.

"We have been pleased with Polymicro's growth and performance, and we are reviewing whether Polymicro's primarily industrial markets will continue to fit strategically with the growth and expansion of our core medical business, which is Spectranetics' main focus," said Joseph A. Largey, President and Chief Executive Officer of Spectranetics. "In the process, we are exploring strategic alternatives for Polymicro, which could include the sale of Polymicro." He added that any disposition would ensure for Spectranetics a supply of the components that Polymicro manufactures for its parent Company.

"Any capital raised from a sale of Polymicro would be intended to allow Spectranetics to accelerate development programs for its core medical business. We must caution however, that there has been neither an offer to purchase Polymicro nor a firm decision by Spectranetics to sell Polymicro. In addition, there is no fixed time frame for a decision," Mr. Largey concluded.

The above information concerning strategic alternatives for Polymicro is forward-looking and actual events may differ materially from anticipated events. The specific factors and events that cause such differences include a decision not to sell Polymicro and a failure to obtain offers to purchase Polymicro at a price deemed satisfactory to Spectranetics.

The Spectranetics Corporation develops and markets technology for interventional cardiovascular therapy. The Company's CVX-300-Registered Trademark- excimer laser system is the only excimer laser system approved by the FDA for cardiovascular procedures. The technology is used in multiple cardiovascular applications, including coronary angioplasty and the removal of pacemaker and defibrillator leads. The Company is also exploring the use of its excimer laser peripheral vascular applications and in clearing restenosed stents.

Polymicro Technologies, Inc. subsidiary located in phoenix, AZ manufactures precision components for medical, aerospace and industrial use, including components for Spectranetics laser catheters.

Note: Spectranetics and CVX-300 are registered trademarks of the Spectranetics Corporation.

END

96 Talamine Court
Colorado Springs, CO 80907-5186
www.spectranetics.com